Exhibit 10.1
SUBSCRIPTION AGREEMENT

To:	Ares Real Estate Income Trust Inc. One Tabor Center 1200 Seventeenth Street, Suite 2900 Denver, CO 80202

Re:	Subscription Agreement for the Purchase of Class B Common Shares (this “Subscription Agreement”)

Ares Perigee Finance HoldCo L.P., a limited partnership formed under the laws of the State of Delaware (“Perigee SPV”), as of the 29th day of May, 2026, agrees to purchase a number of shares (the “Securities”) of Class B common stock, par value $0.01 per share (the “Class B Common Shares”), of Ares Real Estate Income Trust Inc., a Maryland corporation (the “Company”), in a purchase amount equal to $100,000,000 pursuant to the terms and conditions of this Subscription Agreement.

Perigee SPV acknowledges that the Class B Common Shares are not registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that the Company will not register the Class B Common Shares under the Exchange Act or register the issuance of the Securities under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws (the “State Acts”) in reliance upon exemptions from registration contained in the Securities Act and the State Acts, and that the Company relies upon these exemptions, in part, because of Perigee SPV’s representations, warranties and agreements contained in this Subscription Agreement.

The parties hereto represent, warrant and agree as follows:

1.            Subject to the provisions below, Perigee SPV hereby agrees to purchase from the Company a number of Class B Common Shares in a purchase amount equal to $100,000,000 (the “Purchase”) on May 29, 2026 (the “Purchase Date”), for the Securities to be issued by the Company on June 1, 2026 (the “Issuance Date”).

a.            Perigee SPV shall make the Purchase pursuant to the terms of this Subscription Agreement in U.S. dollars by wire transfer of immediately available funds on or around the Issuance Date.

b.            In exchange for the Purchase pursuant to the terms of this Subscription Agreement, the Company shall issue to Perigee SPV a number of Class B Common Shares equal to the Purchase amount divided by a share price equal to the net asset value (“NAV”) per share of Class I-PR common stock, par value $0.01 per share, of the Company, as of April 30, 2026, as determined pursuant to the Company’s Valuation Procedures (as defined in the Company’s charter (the “Charter”) and Multiple Class Plan (as defined in the Charter)).

2.             Perigee SPV hereby represents and warrants to the Company as follows, as of the Purchase Date:

a.            Perigee SPV has carefully read this Subscription Agreement, and, to the extent it believes necessary, has discussed with its counsel the representations, warranties and agreements that it makes by signing this Subscription Agreement and acknowledges and agrees to all of the limitations set forth herein relating to the repurchase by the Company of the Securities.

b.            Perigee SPV is a legal entity duly organized, validly existing and in good standing under the laws of the state, commonwealth or other jurisdiction wherein it was organized or established. Perigee SPV has all requisite power and authority to purchase the Securities, execute and deliver this Subscription Agreement and to perform all of the obligations required to be performed by Perigee SPV hereunder, and such purchase and performance will not violate or contravene any law, rule or regulation binding on or applicable to Perigee SPV or any investment guideline or restriction applicable to Perigee SPV. The person executing this Subscription Agreement on behalf of Perigee SPV is duly authorized to do so in the capacity in which such person is executing this Subscription Agreement. This Subscription Agreement and any other documents executed and delivered by Perigee SPV in connection herewith have been duly authorized, executed, and delivered by Perigee SPV, and are the legal, valid, and binding obligations of Perigee SPV, enforceable against Perigee SPV in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general application related to or affecting creditors’ rights and by general equitable principles.

c.            Perigee SPV is purchasing the Securities for its own account, with the intention of holding the Securities for investment and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Securities. Subject to Section 7 of this Subscription Agreement, Perigee SPV will not make any sale, transfer or other disposition of the Securities except as permitted by the Charter and applicable law. Perigee SPV acknowledges that Perigee SPV and its affiliates have no right to require the Company to seek such registration of the Securities. Perigee SPV acknowledges that the Company has no obligation to comply with the conditions of Rule 144 promulgated under the Securities Act or to take any other action necessary in order to make available any exemption for the resale of the Securities without registration. Perigee SPV further acknowledges that the Securities will be subject to significant restrictions on transferability and ownership as set forth from time to time in the Charter.

d.            Perigee SPV is familiar with the business in which the Company will be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is agreeing to undertake in this Subscription Agreement. Perigee SPV is fully aware of the problems and risks involved in making investments of this type and is capable of evaluating the merits and risks of such investments.

e.            Perigee SPV is not relying on any communication (written or oral) of the Company or any of its affiliates as investment or tax advice or as a recommendation to purchase the Securities. Perigee SPV acknowledges that no U.S. federal or state or non-U.S. agency has passed upon the merits or risks of an investment in the Securities or made any finding or determination concerning the fairness or advisability of an investment in the Securities.

f.            Perigee SPV has such knowledge, skill and experience in business, financial and investment matters that Perigee SPV is capable of evaluating the merits and risks of an investment in the Securities and making an informed investment decision with respect thereto. Perigee SPV has made an independent legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Securities. Perigee SPV is able to bear the substantial economic risks related to an investment in the Securities for an indefinite period of time, has no need for liquidity in such investment, and can afford a complete loss of such investment.

g.            Perigee SPV is an “accredited investor” as defined in Regulation D under the Securities Act. Perigee SPV agrees to furnish additional information reasonably requested by the Company to assure compliance with applicable securities laws, rules and regulations in connection with the purchase and sale of the Securities.

h.            Perigee SPV acknowledges that neither the Company nor any other person offered to sell the Securities by means of, and Perigee SPV is not investing in the Securities as a result of, any form of general solicitation or advertising, including but not limited to: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (b) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

i.            Perigee SPV acknowledges that the Company will not issue physical certificates for the Securities. Instead, the Securities will be recorded on the books and records of the Company or its transfer agent.

j.            Perigee SPV acknowledges that the representations made by Perigee SPV herein shall be continuing. If there is any material change to the facts or circumstances underlying the representations made by Perigee SPV herein such that the representations would become false, inaccurate or misleading, Perigee SPV agrees to notify the Company promptly of such material change.

3.            Ownership Limit Waiver

a.            The Company has elected tax treatment as a “real estate investment trust” (a “REIT”) for U.S. federal income tax purposes, has the authority to grant an exemption from the Aggregate Share Ownership Limit and the Common Share Ownership Limit (each as defined in the Charter) applicable to holders of shares of common stock of the Company, $0.01 par value per share (the “Common Shares”) and/or shares of preferred stock of the Company, $0.01 par value per share (the “Preferred Shares”) and may establish an Excepted Holder Limit (as defined in the Charter) for such holders, provided that certain conditions are met. Capitalized terms used but not otherwise defined in this Section 3 have the meanings ascribed to such terms in the Charter.

b.            Based on the terms and conditions set forth herein, the Board of Directors of the Company (the “Board”) hereby grants Perigee SPV, Ares Perigee 2025 Finance Co. L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Perigee Finance”), Ares Apogee Finance HoldCo L.P., a limited partnership formed under the laws of the State of Delaware (“Apogee SPV”), Ares Apogee 2025 Finance Co. L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Apogee Finance”), and Ares Holdings L.P., a limited partnership formed under the laws of the State of Delaware (“Ares Holdings”, and together with Perigee SPV, Perigee Finance, Apogee SPV and Apogee Finance, the “Group” and each a “Group Member”) an exemption from the Aggregate Share Ownership Limit and the Common Share Ownership Limit and hereby establishes the Excepted Holder Limit for the Group as a whole in an aggregate amount up to 30% (in value or number of shares, whichever is more restrictive) of the outstanding Common Shares.

c.            The Board has determined that it does not require any representations or undertakings from Perigee SPV or Apogee SPV pursuant to Section 7.1.7 of the Charter, other than those made in this Subscription Agreement.

d.            Each of Perigee SPV and Apogee SPV represents and warrants to the Company that:

    (i)    each of the Group Members does not own and will not own, actually or Constructively, an interest in any tenant of the Company (or a tenant of an entity owned or controlled by the Company) that would cause the Company to own, actually or Constructively, more than a 9.8% ownership interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant; and

    (ii)    each direct or indirect owner of Ares Holdings does not and will not actually own, Beneficially Own or Constructively Own more than the Common Share Ownership Limit or the Aggregate Share Ownership Limit.

e.            Each of Perigee SPV and Apogee SPV agrees that any violation or attempted violation of the representations or undertakings in this Section 3 (or other action which is contrary to the restrictions contained in Sections 7.1.1 through 7.1.6 of the Charter) will result in Shares that would otherwise be Beneficially Owned or Constructively Owned by the Group being automatically Transferred to a Charitable Trust in accordance with Sections 7.1.1(b) and 7.2 of the Charter.

f.            Each of Perigee SPV and Apogee SPV agrees with the Company that the Group (and any person owning a direct or indirect interest in the Group) will not take or allow any action (within its control) after the date of this Ownership Limit Waiver that will cause the foregoing representations or warranties to fail to be true and accurate.

g.            Each of Perigee SPV and Apogee SPV acknowledges and agrees that the Board is relying on the continuing truth and accuracy of the representations, warranties and agreements of Perigee SPV and Apogee SPV in this Section 3 in granting the exemption from the Aggregate Share Ownership Limit and the Common Share Ownership Limit to the Group and that such exemption will be void and ineffective if any of the representations and warranties are not true and accurate at any time or any of the agreements are violated.

h.            Each of Perigee SPV and Apogee SPV represents and warrants to the Company that it has reviewed the Charter and agrees that the ownership limit exemption granted under this Section is subject to the terms of the Charter in all respects.

i.            Each of Perigee SPV and Apogee SPV acknowledges that maintaining REIT status is of primary importance to the Company. In furtherance of the foregoing, if the Board determines that it is necessary to ensure the Company will maintain REIT status, each of Perigee SPV and Apogee SPV agrees that (i) the Company shall redeem an amount, if any, of the Securities (and any securities in the Company owned by Apogee SPV) sufficient for the Company to maintain REIT status (as determined by the Board), at a price per share equal to the most recently determined NAV per share as of the repurchase date and (ii) the Board will grant a revised ownership limit exemption, if required, for the portion of the Group’s investment in such securities not redeemed by the Company under (i) and that remains outstanding and in excess of the ownership limits contained in the Charter.

j.            The Board and Apogee SPV acknowledge and agree that the exemption and Excepted Holder Limit set forth herein and the other provisions of this Section 3 replace and supersede any prior exemption and Excepted Holder Limit, and any related undertakings with respect thereto, previously provided to and by Apogee SPV.

4.             The Company hereby represents and warrants to Perigee SPV as follows, as of the Purchase Date:

a.            The Company is a legal entity duly organized, validly existing and in good standing under the laws of the state of Maryland. The Company has all requisite power and authority to execute and deliver this Subscription Agreement and to perform all of the obligations required to be performed by it hereunder, and such performance will not violate or contravene any law, rule or regulation binding on or applicable to the Company. The person executing this Subscription Agreement on behalf of the Company is duly authorized to do so in the capacity in which such person is executing this Subscription Agreement. This Subscription Agreement and any other documents executed and delivered by the Company in connection herewith have been duly authorized, executed, and delivered by the Company and are the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general application related to or affecting creditors’ rights and by general equitable principles.

b.            Neither the offer and sale of the Securities nor the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Subscription Agreement will result in a violation or default of, or the imposition of any lien upon any assets of the Company or any of its subsidiaries pursuant to (a) any provision of applicable law, (b) its organizational documents, (c) the organizational documents, each as amended, of any subsidiary of the Company, (d) any agreement or other instrument binding upon the Company or any subsidiary of the Company or (e) any order of any governmental entity, agency or court having jurisdiction over the Company or any subsidiary of the Company or any of its assets, except in the case of clauses (a), (c), (d) and (e) for any such violation, default or lien that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Subscription Agreement.

c.            No consent, approval, authorization, order, registration, qualification or filing of or with any governmental entity by the Company is required in connection with the transactions contemplated herein, except such as may be required under the Securities Act or State Acts. No consent, approval, or authorization of any other person is required to be obtained by the Company in connection with the transactions contemplated herein, except for any such consent, approval or authorization that would not reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Subscription Agreement.

d.            The Securities to be issued pursuant to the terms of this Subscription Agreement will, when issued, paid for and delivered, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and such Securities will be free and clear of all taxes, liens (other than transfer restrictions imposed hereunder, under the Company’s charter or by applicable law), preemptive rights, subscription and similar rights.

e.            As of the date hereof, there is no action, suit or proceeding before or by any court or governmental agency or body, now pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, which would have a material adverse effect on or would materially and adversely affect the properties or assets of the Company or which might materially and adversely affect the Company’s ability to perform its obligations under this Subscription Agreement.

5.            The Securities purchased by Perigee SPV as described herein shall be subject to the following repurchase terms:

a.            The Securities will be subject to a three-year lock-up after the Purchase Date (such date, the “Liquidity Date”).

b.           On or after the Liquidity Date, Perigee SPV may request to have Securities redeemed by the Company pursuant to the Company’s share redemption program (as amended from time to time, the “SRP”) (but only during the last month of any calendar quarter, such that redemptions satisfied will be satisfied on the first business day following such calendar quarter, consistent with the SRP) provided that such requests will be subordinate to requests from all other common stockholders who have properly submitted a redemption request for such month in accordance with the SRP (each, an “Optional SRP Repurchase”). Notwithstanding this subsection, in the event that the Securities are held by a non-affiliate of Ares Commercial Real Estate Management LLC (the “Advisor”), or the Advisor is no longer the external advisor to the Company, then the foregoing shall terminate and be of no further force or effect and instead, on or after the Liquidity Date, Perigee SPV may request to have additional Securities redeemed by the Company pursuant to the SRP pari passu with all other stockholders of the Company. Any repurchases made in satisfaction of an Optional SRP Repurchase for a given quarter will be made as of the first business day of the following quarter (consistent with the SRP).

c.           In addition, on or after the Liquidity Date, Perigee SPV may require the Company to repurchase on a monthly basis, at a price per share equal to the most recently determined NAV per share as of the repurchase date, up to $2,500,000 of Securities (each, an “Optional Non-SRP Repurchase” and collectively with an Optional SRP Repurchase, an “Optional Repurchase”) per quarter that is not subject to, nor eligible for redemption under, the terms of the SRP. The timing of such requests, and the satisfaction of such requests, shall match the timing of the SRP. Any of such amounts not requested for redemption during a quarter will not roll forward to the next quarter.

d.           Separate and apart from its right to request any Optional Repurchase, at any time after the Purchase Date if the Common Shares owned by Perigee SPV, together with any such Common Shares owned by its affiliates, were to represent 25% or more of the Company’s outstanding Common Shares (such percentage referred to herein as the “Interest”), then (a) Perigee SPV may require the Company to repurchase an amount of the Common Shares from Perigee SPV and/or its affiliates as may be necessary to cause the Interest to equal to 24.99%, at a price per share equal to the most recently determined NAV per share as of the repurchase date and (b) the Company may require Perigee SPV to submit for repurchase an amount of the Common Shares from Perigee SPV and/or its affiliates as may be necessary to cause the Interest to equal to 24.99%, at a price per share equal to the most recently determined NAV per share as of the repurchase date. The foregoing repurchase rights of (a) and (b) of this subsection will not be subject to, nor eligible for redemption under, the terms of the SRP.

6.            Upon delivery of a written notice to the Company, Perigee SPV may, from time to time, require the Company to exchange Class B Common Shares then held by Perigee SPV for Class I-PR Common Shares of the Company (as defined in the Charter) on a one-for-one basis and in an amount that, after giving effect to such exchange, Perigee SPV, together with its Attribution Parties (as defined below), would collectively beneficially own no more than 4.90% of the number of shares of the Company’s voting common stock outstanding immediately after giving effect to such conversion (the “Maximum Percentage”). For such purposes, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent an exchange results in Perigee SPV, together with its Attribution Parties, beneficially owning an amount in excess of the Maximum Percentage then in effect, such exchange shall be null and void and treated as if never made. For purposes of this Section 6, “Attribution Parties” means, collectively, the following persons and entities: (i) any direct or indirect affiliates of Perigee SPV, (ii) any person acting or who could be deemed to be acting as a group (as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder) together with Perigee SPV or any of the foregoing and (iii) any other persons whose beneficial ownership of the shares of the Company’s voting common stock would be aggregated with that of Perigee SPV and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For the avoidance of doubt, Attribution Parties include Apogee SPV. Upon delivery of a written notice to the Company, Perigee SPV may from time to time increase or decrease the Maximum Percentage to any other percentage as specified in such notice; provided that any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. For the avoidance of doubt, nothing in this Section 6 shall prevent, limit or restrict Perigee SPV’s right to request or require an Optional SRP Repurchase or Optional Non-SRP Repurchase, respectively, to request or comply with a redemption pursuant to Section 5(d) of this Subscription Agreement or to pledge any or all of the Class B Common Shares pursuant to Section 7 of this Subscription Agreement. Except as described in this Section 6, any Class I-PR Common Shares obtained as a result of the exchange of Class B Common Shares described in this Section 6 will be subject to the same rights and restrictions described in this Subscription Agreement with respect to Class B Common Shares initially purchased pursuant to this Subscription Agreement, including the ownership limit waiver in Section 3, the repurchase rights and restrictions in Section 5 and the provisions regarding the pledge of securities described in Section 7.

7.            Pledge of Securities

a.            The Company acknowledges that Perigee SPV intends, as collateral securing an issuance of debt by Perigee SPV pursuant to an indenture (the “Indenture”), to grant a security interest in the Securities in favor of a collateral agent for the benefit of the holders of such debt (collectively, the “Perigee Lender”) and consents to such grant, together with all related documentation and filings necessary to perfect such security interest. In the event of a foreclosure with respect to the Securities by the Perigee Lender (a “Foreclosure”), the Company hereby consents to the transfer of the Securities to the Perigee Lender provided that the Company obtains representations from the Perigee Lender on or before the date of such transfer, substantially similar to those in Section 2 hereof, such that the Company reasonably believes, with advice from counsel, that the transfer is exempt from registration under the Securities Act and, upon delivery of a written notice to the Company, to the exchange of Class B Common Shares for Class I-PR Common Shares of the Company on a one-for-one basis. In the event of a Foreclosure, following the transfer of the Securities to the Perigee Lender, the Company hereby further consents to any transfer by the Perigee Lender of the Securities to a third party in the course of liquidating the assets of the Perigee SPV in accordance with the Indenture, provided that (i) such third party is qualified to hold the Securities in accordance with the Charter and applicable law, (ii) such transfer would not result in a material adverse impact on the Company’s status as a REIT or have otherwise materially adverse tax consequences for the Company and (iii) such third party is not a competitor of the Company, the Advisor, or any of their respective affiliates, in each case, as determined by the Company in its reasonable discretion.

b.            In the event of Foreclosure, the Board will grant to the Perigee Lender an Excepted Holder Limit identical to that contained in Section 3 hereof, provided that the Company obtains representations from the Perigee Lender, substantially similar to those in Section 3 hereof, such that the Company reasonably believes, with advice from counsel, that the transfer will not have a material adverse impact to the Company’s ability to qualify as a REIT.

c.           In the event of Foreclosure, the Company will grant to the Perigee Lender the same repurchase rights contained in Section 5 hereof.

d.           The Perigee Lender is entitled to rely on this Section 7 as an intended third-party beneficiary.

8.            The principal office of Perigee SPV is at the address shown under its signature on the signature page of this Subscription Agreement.

9.            This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions therein.

10.            This Subscription Agreement contains the entire agreement between the parties with respect to the subject matter thereof. The provisions of this Subscription Agreement may not be modified or waived except in a writing signed by both parties.

11.            This Subscription Agreement and the rights, powers and duties set forth herein shall, except as set forth herein, bind and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto. The parties hereto may not assign any of their respective rights or interests in and under this Subscription Agreement without the prior written consent of the other party, and any attempted assignment without such consent shall be void and without effect. Notwithstanding the foregoing, but subject to compliance with its organizational documents and applicable law, the Company and/or its subsidiaries may consummate a transaction (such as a merger or asset sale) that results in all of the Company’s stockholders (including Perigee SPV) receiving a different security (the “Subsequent Security”) from a different issuer (the “Subsequent Issuer”) in exchange for their securities in the Company (a “Transaction”). The Company may enter into a Transaction without the consent of Perigee SPV, provided that following such Transaction, Perigee SPV has substantially the same rights and privileges contained in Sections 3, 5 and 7 of this Subscription Agreement with respect to the Subsequent Securities it receives in the Transaction as it has with respect to the securities acquired pursuant to this Subscription Agreement, except with respect to Section 3 if the Subsequent Issuer does not have ownership limits in its organizational documents and except with respect to Section 5 if the Subsequent Securities are listed on a national securities exchange registered under the Exchange Act. The Company agrees that in the case of any Transaction, it will notify Perigee SPV and the Rating Agency (as defined in the Indenture) as soon as commercially practicable and in any case not later than the expiration of any time established by Perigee SPV and the Rating Agency and communicated to the Company for notification of such changes.

12.            If any part of this Subscription Agreement is held by a court of competent jurisdiction to be unenforceable, illegal or invalid, the balance of this Subscription Agreement shall remain in effect and unaffected by such unenforceability, illegality or invalidity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the date first above written.

ARES PERIGEE FINANCE HOLDCO L.P.,
a limited partnership formed under the laws of the State of Delaware

By: Ares Perigee Finance HoldCo GP, LLC, its general partner

By: Ares Perigee 2025 Finance Co. L.P., its sole member

By: Ares Perigee 2025 GP, LLC, its general partner

By: /s/ Matthew Jill
Name: Matthew Jill
Title: Authorized Signatory

Address:    1800 Avenue of the Stars, Suite 1400
Los Angeles, CA 90067

ARES APOGEE FINANCE HOLDCO L.P.,
a limited partnership formed under the laws of the State of Delaware
Solely for purposes of Section 3 of this Subscription Agreement

By: Ares Apogee Finance HoldCo GP, LLC, its general partner

By: Ares Apogee 2025 GP, LLC, its sole member

By: /s/ Matthew Jill
Name: Matthew Jill
Title: Authorized Signatory

Address:    1800 Avenue of the Stars, Suite 1400
Los Angeles, CA 90067

Acknowledged by:

THE COMPANY:

ARES REAL ESTATE INCOME TRUST INC.
a Maryland corporation

By: /s/ Taylor M. Paul
Name: Taylor M. Paul
Title: Managing Director, Chief Financial Officer and Treasurer
[Signature Page to Perigee SPV Subscription Agreement]